(((H02000238370 9)))    ARTICLES OF AMENDMENT
                   VISUAL BIBLE INTERNATIONAL, INC.

                      CERTIFICATE OF DESIGNATION

                       SERIES B PREFERRED STOCK


     RESOLVED, that pursuant to the authority vested in the Board of Directors of Visual Bible International, Inc., a Florida corporation (the "Corporation") by Article III (B) of the Corporation's
Articles of Incorporation (the "Articles of Incorporation") and pursuant to the provisions of Section 607.0602 of the Florida Business Corporation Act, this certificate of designation (the "Certificate of Designation") shall create a series of preferred stock of the Corporation out of the authorized but unissued shares of preferred capital stock of the Corporation, such series to be designated Series B Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock shall consist of Two Million (2,000,000) shares and the preferences and other rights and the qualifications, limitations or restrictions of the Series B Preferred Stock shall be as follows:

     1.   Dividends.

          (a) Each issued and outstanding share of Series B Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends of eight and one quarter cents ($0.0825) annually per share (the "Dividend Amount") of the Series B Preferred Stock (subject to adjustment as hereinafter set forth). Dividends shall be paid in the form of cash and shall be paid semi-annually on each June 30 and December 31 (each date being a "Dividend Due Date") with respect to such semi annual period (or in the case of the first dividend payment, the period commencing on the date of issuance) ending on the day immediately preceding such
Dividend Due Date.

          (b) The record date for the payment of dividends on the Series B Preferred Stock shall in no event be more than 30 days prior to the applicable Dividend Due Date as shall be fixed by the Board of Directors. All dividends payable to the holders of the Series B Preferred Stock shall be cumulative.

          (c) In the event of a split or subdivision of the outstanding shares of Series B Preferred Stock, or the combination or the outstanding shares of Series B Preferred Stock, as the case may be, the dividends provided for herein shall automatically and without any further action be decreased, in the case of a split or subdivision, or increased, in the case of a combination, in proportion to the increase or decrease in the number of shares of Series B Preferred Stock outstanding immediately before such split, subdivision or combination.

     2.   Priority.

          (a) So long as any Series B Preferred Stock shall be outstanding, no dividends, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the common shares of the Corporation (the "Common Stock") or any other security junior to the Series B Preferred Stock as to dividend rights, unless all dividends on the Series B Preferred Stock for all past semi annual dividend periods and the full dividends for the then current semi annual period shall have been paid or declared and duly provided for. The provisions of this paragraph 2.(a) shall not, however, apply to a dividend payable in Common Stock or any other security of the Corporation junior to the Series B Preferred Stock.


          (b) The Corporation may in the future, without the consent of holders of the Series B Preferred Stock, issue common stock and other series of preferred stock which rank on parity with or junior to the Series B Preferred Stock as to dividend and/or liquidation rights. The consent of the holders of a majority of the outstanding Series B Preferred Stock is required for the issuance of any series or preferred stock which is senior as to dividend and/or liquidation rights to the Series B Preferred Stock.

     3. Redemption Rights. The Corporation shall have no right or obligation to redeem all or any part of the Series B Preferred Stock except as set forth hereinafter.

          (a) In the event that any Series B Preferred Stock is outstanding subsequent to December 31, 2005, the Corporation may, at the option of its Board of Directors, at any time or from time to time thereafter, redeem the whole or any part of the then outstanding shares of the Series B Preferred Stock upon not less than thirty (30) days prior written notice duly given at a redemption price of $2.75 per share, subject to appropriate adjustment in the event of a stock split or subdivision or a stock combination of the Series B Preferred Stock, plus accrued and unpaid dividends through the date of redemption (collectively, the "Redemption Price").

          (b) In case of any redemption of only a part of the Series B Preferred Stock at the time outstanding, the Corporation shall effect such redemption ratably among the holders of the Series B Preferred Stock in proportion to the aggregate number of shares held by each holder of Series B Preferred Stock in proportion to the aggregate number of shares held by each holder of Series B Preferred Stock.

          (c) Notice of the redemption of any of the Series B Preferred Stock shall be mailed by overnight courier to each holder of record of such shares (at the close of business on the business day next preceding the day on which notice is given) at the address for such holder shown on the Corporation's records, at least 30 days prior to the date fixed for redemption (the "Redemption Date"); provided, however, that neither the failure to so send any such notice nor any defects contained in any such notice shall affect the validity of the proceedings for the redemption of any of the Series
B Preferred Stock to be redeemed with respect to the holders of which proper notice was given. The notice (the "Redemption Notice") shall notify each such holder of the Series B Preferred Stock subject to redemption to be effected, specifying the Redemption
Date, the number of Series B Preferred Stock and the certificate numbers thereof which are to be redeemed, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates so redeemed. Upon sending the Redemption Notice, the Corporation shall become obligated to redeem, at the time of redemption specified in the Redemption Notice, all shares specified therein. In case less than all of the shares of Series B Preferred Stock represented by any certificate are redeemed pursuant to this paragraph, a new certificate shall be issued representing the unredeemed shares without cost to the holders thereof.

          (d) From and after the close of business on the Redemption Date, the shares called for redemption shall no longer be deemed outstanding, the right to thereafter receive dividends thereon shall cease to accrue, and all rights of holders of the shares of Series B Preferred Stock so called for redemption shall forthwith, after such Redemption Date, cease and terminate, excepting only the right of the holders thereof to receive the Redemption Price therefor, without interest and such shares shall not thereafter be transferred on the books of the Corporation or deemed to be outstanding for any purpose whatsoever. Three (3) days prior to any Redemption Date the Corporation shall deposit the Redemption Price of all shares of Series B Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed or converted with the transfer agent for the Series B Preferred Stock or if no transfer agent shall have been appointed or shall be in existence, with a bank, trust corporation or other escrow agent (the "Paying Agent") as a trust fund for the benefit of the respective holders of the shares of Series B Preferred Stock designated for redemption and not yet redeemed or converted, with irrevocable instructions and authority to the Paying Agent to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon surrender of such holders' share certificate or certificate representing its shares so redeemed. Any monies deposited by the Corporation pursuant to this paragraph for the redemption of shares of Series B Preferred Stock which are thereafter converted into Common Stock pursuant hereto shall be returned to the Corporation forthwith upon conversion. Any moneys set aside by the Corporation for a redemption and unclaimed at the end of six (6) years from such Redemption Date shall revert to the general funds of the Corporation, provided that a shareholder to which such monies would be payable hereunder shall be entitled upon proof of its ownership of Series B Preferred Stock to receive the Redemption Price (without interest). Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

          (e) Unless provision has been made for payment in full of dividends on all shares of the Series B Preferred Stock for all past dividend periods and the current period, no sum shall be set aside for the redemption of any of the Series B Preferred Stock, nor shall any shares of capital stock, including the Series B Preferred Stock, be purchased or otherwise acquired by the Corporation, other than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B Preferred Stock or unless all outstanding Series B Preferred Stock are simultaneously redeemed.

     4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the then holders of record of the Series B Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Common Stock or any other security junior to the Series B Preferred Stock in respect of distributions upon Liquidation out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to $2.75 per share (subject to adjustment if the number of Series B Preferred Stock has been adjusted pursuant hereto (the "Liquidation Preference") plus accrued and unpaid dividends, if any, on each such share on the date fixed for the distribution to the holders of Series B Preferred Stock and any other series of preferred stock then outstanding ranking on parity with the Series B Preferred Stock upon liquidation ("Parity Stock") and in the event the assets of the Corporation legally available for distribution to its stockholders shall be insufficient to permit payment in full of the Liquidation Preference to the holders of the Series B Preferred Stock and Parity Stock, then the entire assets and funds of the Corporation legally available for distribution to such holders of the Series B Preferred Stock and the Parity Stock then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Stock based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all Series B Preferred Stock and on all such Parity Stock.

     5. Voting Rights. For so long as the Series B Preferred Stock is outstanding, each share of the Series B Preferred Stock shall entitle the holder thereof to vote on all matters to be voted on by the holders of the Common Stock; and the number of votes per share of Series B Preferred Stock such holder shall be entitled to shall be equal one (1) vote for each one (1) shared of Series B Preferred Stock.

     6.   Conversion.

          (a) Each share of the Series B Preferred Stock shall be convertible, at the option of the respective holders thereof, at any time after the date of issuance and prior to the redemption thereof, at the office of any transfer agent for the Series B Preferred Stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is no such transfer agent, at the principal executive office of the Corporation, into fully paid and non-assessable shares of Common Stock on the basis of one (1) share of Common Stock for each one (1) share of Series B Preferred Stock (the "Conversion Price"), subject to adjustment from time to time in certain instances, as hereinafter provided. The right to convert the Series B Preferred Stock called for redemption shall terminate at the close of business on the last business day prior to the Redemption Date, unless default is made in payment of the Redemption Price.

          (b) Each conversion of Series B Preferred Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted, duly endorsed, at the office of any transfer agent for the Series B Preferred Stock, or if there is no such transfer agent at the office of any transfer agent for the Common Stock, or if there is no such transfer agent, at the principal executive office of the Corporation, at any time during its usual business hours, together with written notice by the holder of such shares stating that such holder desires to convert the shares, or a stated number of the shares, represented by such certificate or certificates, which notice shall also specify the name or names (with addresses) and denominations in which the certificate or certificates representing the Common Stock issuable upon conversion shall be issued and shall include instructions for delivery thereof. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received, and, at such time, the rights of the holder of such shares (or specified portion thereof) as such holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall advise the holders of the Series B Preferred Stock of the name and location of the transfer agent to which the Series B Preferred Stock shall be submitted for conversion and from time to time thereafter advise such holders of any change in such name and/or location.

          (c) The Conversion Price shall be subject to adjustment from time to time as follows:

               (1) In case the Corporation shall (i) issue Common Stock as a dividend or distribution on any class of the capital stock of the Corporation; (ii) split or otherwise subdivide its outstanding Common Stock; (iii) combine the outstanding Common Stock into a smaller number of shares; or (iv) issue by reclassification of its shares of capital stock of the Corporation (whether pursuant to a merger or consolidation or otherwise), the Conversion Price in effect on the record date for any stock dividend or the effective date any such other event shall be increased (or decreased in the case of a reverse stock split) so that the holder of each share of the Series B Preferred Stock thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock which it would own or be entitled to receive immediately after the happening of any of the events mentioned above had such share of the Series B Preferred Stock been converted immediately prior to the close of business on such record date or effective date. The adjustments herein provided shall become effective immediately following the record date for any such stock dividend or the effective date of any such other events.

               (2) In case of any reclassification or similar change of outstanding shares of Common Stock (other than as set forth in subparagraph 6.(c)(1) above), or in case of the consolidation or merger of the Corporation with another Corporation, or the conveyance of all or substantially all of the assets of the Corporation in a transaction in which holders of the Common Stock receive shares of stock or other property including cash, each share of the Series B Preferred Stock shall thereafter be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such reclassification, change, consolidation, merger or conveyance had such share been converted immediately prior to the effective date of such event.

               (3) No adjustment in the Conversion Price or the number of shares of Common Stock into which a share of Series B Preferred Stock may be converted shall be required unless such adjustment (plus any adjustments not previously made by reason of this subparagraph 6.(c)(3) would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock into which each share of the Series B Preferred Stock is then convertible, provided, however, that any adjustments which are not required to be made by reason of this subparagraph 6.(c)(3) shall be carried forward and taken into account in any subsequent adjustment. All calculations and adjustments shall be made to the nearest 1/100 th of a share.

               (4) After each adjustment of the Conversion Price the Corporation shall promptly prepare a certificate signed by its President or Chief Financial Officer and a Secretary or Assistant Secretary setting forth the Conversion Price, as so adjusted; the number of shares of Common Stock into which the Series B Preferred Stock may be converted, and a statement of the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent, if any, for the Series B Preferred Stock, and the Corporation shall cause such a copy of statement to be sent by ordinary first class mail to each holder of Series B Preferred Stock.

          (d) From and after the close of business on the Conversion Date, the Series B Preferred Stock shall no longer be deemed outstanding, the right to thereafter receive dividends thereon shall cease to accrue, and all rights of holders of the shares of Series B Preferred Stock shall forthwith, after the Conversion Date, cease and terminate, excepting only the right of the holders thereof to receive the Common Stock without interest and the Series B Preferred Stock shall not thereafter be transferred on the books of the Corporation or deemed to be outstanding for any purpose whatsoever.

          (e) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series B Preferred Stock from time to time outstanding. The Corporation shall from time to time in accordance with Florida law take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series B Preferred Stock.

          (f) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock, and any fraction resulting from the conversion of any shares of the Series B Preferred Stock shall be rounded up to the next whole number.

          (g) The Corporation will pay any taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock. However, the Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (h) The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

     7. Notice. Each share of the Series B Preferred Stock shall entitle the holder thereof to notice of any special or annual meetings of the holders of the Common Stock in the same manner as notice given to the holders of the Common Stock under the Florida Business Corporation Act. Additionally, each share of the Series B Preferred Stock shall entitle the holder thereof to receive copies of all written communication distributed by the Corporation to the holders of the Common Stock.

     8. Other Rights. Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) and the Articles of Incorporation, as amended from time to time.

     9. Headings. The headings of the various paragraphs hereof are for convenience and for reference only and shall not affect the interpretation of any of the provisions hereof.

     This Certificate of Designation was unanimously adopted by the Board of Directors of the Corporation on December 6, 2002.
Shareholder action is not required.





                                   Harold Kramer, Executive Vice
                                   President